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                                                            EXHIBIT 10.12



                             EMPLOYMENT AGREEMENT

     This Employment Agreement made as of May 28, 1998 by and between net. Genesis Corp., a Delaware corporation (the "Company") with its principal place of business at 215 First Street Cambridge, MA 02124, and Mr. Larry Bohn of Arlington, Massachusetts (the "Employee").

     WHEREAS, the Company wishes to employ the Employee as the President and Chief Executive Officer; and

     WHEREAS, the Employee desires to serve as the President and Chief Executive Officer of the Company;

     NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Company and the Employee agree as follows:

     1. EMPLOYMENT. The Company hereby employs the Employee, and the Employee accepts employment with the Company as of February 23, 1998. The Employee's title and duties at the start of this agreement shall be those of President and Chief Executive Officer of the Company. As such, the Employee shall report directly to the Company's Board of Directors.

     2. TERM AND TERMINATION.

        2.1 Term. There shall be no definite term of employment, and Employee shall be an employee at will, subject to the provisions of Section 2.2.

        2.2 Termination. If the Employee's employment hereunder is terminated
(i) by the Company without Good Cause, (ii) upon a Change of Control; (iii) as the result of a Forced Relocation; or (iv) as the result of a Diminution in Responsibility, the Company shall make severance payments to Employee in an amount equal to one year of his Total Annual Compensation (as defined below), payable over twelve (12) months (the "Severance Payments"); provided, that the 1999 Tax Bonus and the Change of Control Bonus (each as defined below) shall not be included in the calculation of Total Annual Compensation.

     For purposes of this Agreement the following terms shall have the following meanings:

     "Good Cause" shall mean dishonesty or misappropriation of assets of the Company by the Employee, gross failure by the Employee to perform his duties to the Company, the commission by the Employee of a crime involving moral turpitude or constituting a felony, or a breach by the Employee of any of his obligations under Section 9 of this Agreement and the Confidentiality, Non-Disclosure and Non-Competition Agreement referred to therein.

     "Change of Control" shall mean a change in control of the Company (and not any person or entity that hereafter becomes a successor to all or substantially all of the business or
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assets of the Company by reason of a Change of Control) and shall be deemed to have taken place upon the first to occur of: (i) the closing of a sale or other disposition (excluding mortgage or pledge) of all or substantially all of the assets of the Company, or (ii) the closing of a merger or other business combination of the Company with or into another corporation or entity pursuant to which the Company will not survive or will survive only as a subsidiary of another corporation or entity, in either case with the stockholders of the Company prior to the merger or other business combination holding less than 50% of the voting shares of the merged or combined companies or entities after such merger or other business combination. The rights and obligations created by this Agreement with respect to a Change of Control shall apply only with respect to the first Change of Control after the date of execution of this Agreement, and not with respect to any subsequent transaction.

     "Diminution in Responsibility" shall mean any action taken by the Company which has the effect of significantly diminishing the level of responsibility of the Employee as President and Chief Executive Officer.

     "Forced Relocation" shall mean any attempt by the Corporation to involuntarily relocate the Employee by changing its principal place of business from its location on the date of this Agreement to any location at least 100 miles away.

     "Total Annual Compensation" shall mean the sum of salary and bonuses paid to Employee during the twelve month period preceding any termination under
Section 2.2 above.

     3. COMPENSATION.

        3.1 Base Salary. During the term of this Agreement, the Company shall pay the Employee a base salary, payable in accordance with the Company's standard schedule for salary payments to its executives (but no less frequently than monthly) in arrears, in equal installments at an annual rate equal to $150,000 (the "Base Salary"). At the beginning of each fiscal year, the Board of Directors shall consider in its discretion increases in the Base Salary.

        3.2 Signing Bonus. The Company shall pay Employee a bonus equal to $51,750 on the date of this Agreement.

        3.3 Bonus Plan. In addition to his Base Salary, Employee shall be eligible to participate in an annual bonus plan to be established by the Company beginning in calendar year 1999 upon such terms and conditions as shall be determined by the Board of Directors in its sole and reasonable discretion.

        3.4 1999 Tax Bonus. The Company shall pay Employee a bonus equal to $36,000 on April 1, 1999 provided that Employee is still employed by the Company, or any successor entity, as of that date.

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        3.5 Change of Control Bonus. The Company shall pay Employee a bonus upon a Change of Control of the Company (the "Change of Control Bonus") provided (a) that Employee is employed by the Company as President and Chief Executive
Officer continuously from the date of this Agreement until the closing of any transaction constituting a Change of Control and (b) that the Change of Control occurs prior to the date of the closing of an underwritten initial public offering of shares of the Company's Common Stock. The Change of Control Bonus shall be as set forth on the attached Schedule A.

     3.6 Tax Withholdings. All payments of salary and bonuses to the Employee shall be made after deduction of any taxes which are required to be withheld with respect thereto under applicable federal and state laws.

     4. BENEFITS. The Executive shall be entitled to participate in all plans or programs sponsored by the Company for employees in general, including without limitation, participation in any group health, medical reimbursement, or life insurance plans.

     5. STOCK PURCHASE. On the date of this Agreement Employee is purchasing 1,035,000 shares of the Company's Common Stock at a price of $.05 per share (the "Shares"). The Shares shall be subject to the terms and conditions of, and Employee agrees to become a party to and be bound by, (a) the Stock Restriction and Repurchase Agreement, attached hereto as Exhibit A, and (b) the Amended and Restated Stockholders Agreement, as amended, dated September 12, 1997, attached hereto as Exhibit B.

     6. EXPENSES. The Company shall reimburse the Employee for all reasonable business expenses incurred by the Employee in connection with his employment by the Company, including, without limitation, expenses of travel and entertainment. The Company shall promptly reimburse the Employee for all such expenses upon presentation of appropriate vouchers, receipts and other supporting documents as reasonably required by the Company.

     7. DUTY TO PERFORM SERVICES. The Employee shall devote his full time during normal business hours to rendering services to the Company hereunder, and shall exert all reasonable efforts in the rendering of such services. Nothing in this Agreement shall prohibit the Employee from:

      (a)  making and managing passive investments;

      (b) serving on the Board of Directors of any company; and

      (c) engaging in religious, charitable or other community or nonprofit activities,

provided none of the foregoing shall interfere with Employee's duties hereunder.

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     The Employee agrees that in the rendering of all services to the Company and in all aspects of his employment as a senior level executive of the Company, he will comply in all material respects with all directives, policies, standards and regulations from time to time established by the Board of Directors of the Company to the extent they are not in conflict with this Agreement.

     8. VACATIONS; HOLIDAYS; SICK TIME. The Employee shall be entitled to vacation time, holiday time and sick leave in accordance with the Company's policies for senior executive officers, as in effect from time to time.

     9. EMPLOYEE CONFIDENTIALITY, NON-COMPETITION AND INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT. The Employee agrees to execute an Employee
Confidentiality, Noncompetition and Intellectual Property Assignment Agreement in the form of the attached Exhibit C simultaneously with the execution of this Agreement.

     10. BOARD OF DIRECTORS.

        10.1 Election as a Director. The Company will use its best efforts to cause the Employee to be elected to the Board of Directors of the Company. If the Employee's employment is terminated for any reason, then the Employee will be deemed to have resigned from the Board of Directors and from any and all other positions with the Company or any of its affiliates.

        10.2 Chairman of the Board of Directors. If at any time during your employment by the Company as the Chief Executive Officer, the Company shall designate a Chairman of the Board of Directors, any such designation shall be subject to your approval.

     11. NOTICES. All notices, requests, demands and other communications required by or permitted under this Agreement shall be in writing and shall be sufficiently delivered if delivered by hand or sent by registered or certified mail, postage prepaid, to the parties at their respective addresses listed below:

          (a)      if to the Employee:

                   Larry Bohn
                   38 Academy Street
                   Arlington, MA 02174

          (b)      if to the Company:

                   net.Genesis Corp.
                   215 First Street
                   Cambridge, MA 02124

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Any party may change such party's address by such notice to the other parties.

     12. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts.

     13. BINDING UPON SUCCESSORS. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

     14. PRIOR AGREEMENTS. This Agreement states the entire agreement of the parties concerning the subject matter hereof, and supersedes all prior agreements, written or oral, between or among them concerning such subject matter.

     15. SEVERABILITY. In the event that any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Any invalid, illegal or unenforceable provision of this Agreement shall be severed, and after any such severance, all other provisions hereof shall remain in full force and effect.

     16. WAIVERS AND AMENDMENTS. This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.



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         IN WITNESS WHEREOF, the Company and the Employee have executed this
Agreement on the date first above written.

                                  COMPANY:

                                  NET.GENESIS CORP.

                                  By: /s/ Ted R. Dintersmith,
                                          Charles River Ventures
                                      ------------------------------------
                                  Its: Member, Board of Directors
                                      ------------------------------------

                                  EMPLOYEE: /s/ Larry Bohn
                                           -------------------------------
                                           Larry Bohn


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SCHEDULE A

In the event of a Change of Control of the Company prior to the Company's issuance of any additional class or series of preferred stock, the amount of your Performance Bonus shall be calculated as follows:

An amount equal to the difference between a) the product obtained by multiplying the total consideration available for distribution to the holders of the Company's capital stock as a result of the Change of Control transaction by a fraction with a numerator equal to 1,035,000 and a denominator equal to the total number of the Company's then outstanding shares of capital stock on a fully-diluted basis; and b) any consideration owed and payable to you as holder of the Shares.

In the event of a Change of Control after the Company's issuance of any additional class or series of preferred stock with a liquidation preference superior to the Series C Liquidation Amount (as defined in the Second Amended and Restated Certificate of Incorporation, (the "New Preferred Stock"), the amount of your Performance Bonus shall be calculated as follows:

An amount equal to the difference between a) the product obtained by multiplying the total consideration available for distribution to the holders of the Company's capital stock minus any liquidation preference paid to holders of the New Preferred Stock by a fraction with a numerator equal to 1,035,000 and a denominator equal to the total number of the Company's then outstanding shares of capital stock on a fully-diluted basis less the number of any shares of New Preferred Stock which received payment of their liquidation preference; and b) any consideration owed and payable to you as holder of the Shares.